Exhibit 3.1

CERTIFICATE OF FORMATION

OF

TELAIR US LLC

This Certificate of Formation of Telair US LLC (the “LLC”), dated as of February 23, 2015, is being duly executed and filed by Matthew Oliver, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del.C. §18-101, et seq.).

First. The name of the limited liability company formed hereby is Telair US LLC.

Second. The address of the registered office of the LLC in the State of Delaware is c/o Corporation Trust Company, Corporation Trust Center 1209 Orange Street, Wilmington, Delaware, 19801, New Castle County.

Third. The name of the registered agent for service of process on the LLC in the State of Delaware is Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware, 19801, New Castle County.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first written above.

/s/ Matthew Oliver
Matthew Oliver, authorized person